                                                                   EXHIBIT 10.13




                          QUALITY CARE SOLUTIONS, INC.

                             QMACS SOFTWARE LICENSE


This License is made and entered by and between Quality Care Solutions, Inc, a Nevada corporation with it's principal place of business at 5030 E. Sunrise Drive, Phoenix, AZ 85044 (hereinafter referred to as "QCSI"), and Best Health Care Management Company, Inc., a Pennsylvania corporation with it's principal place of business at Penn Treaty Park Place, 1341 North Delaware Avenue, Philadelphia, Pennsylvania 19125 (hereinafter referred to as "CLIENT").


                               TERMS & CONDITIONS


I.   QMACS(TM) SOFTWARE LICENSE GRANT

     a) Grant of License. QCSI hereby grants to CLIENT a non-exclusive, non-transferable license ("License") to use QMACS(R) Software and QMACS Documentation. This License is expressly made and granted subject to the terms, conditions, limitations and restrictions as set forth herein.

     b) Fees and Term. To maintain its License hereunder, CLIENT shall pay to QCSI all fees and costs as provided in Exhibit A to this License. Provided that all fees and costs are paid timely, and CLIENT complies with the terms and conditions of this License, the initial term of this License shall start on May 1, 1999 and end on December 31, 2002. Thereafter, the term of this License shall automatically be extended for consecutive additional terms of three (3) years each, unless either party provides the other with written notice of such party's intention not to extend the term at least one hundred twenty (120) days prior to the end of the initial term or any subsequent term.

     c) Sole Use. This license authorizes CLIENT to use QMACS only for CLIENT's own internal purposes. CLIENT shall not allow any third party to access, copy or use QMACS or QMACS Documentation, nor shall it use QMACS to provide time-sharing or data processing services to a third party without a separate written agreement with QCSI.

     d) Ownership/Derivative Works/Safeguard. QMACS Software, documentation, training materials, plans, prices, configurations, specifications, techniques, algorithms, schemas, screen prints and processes contained herein, or any modification, extraction, or extrapolations thereof, are the property and trade secrets of QCSI and are subject to copyright protections. Any copyright notice does not imply unrestricted or public access. No duplication, usage, disclosure, or publication thereof, in whole or in part, for any purpose is permitted, except that which is expressly permitted by this license or other written permission of QCSI. CLIENT shall include in all copies made by it notices of copyright and other proprietary rights included by QCSI in or on the QMACS Software and Documentation provided to CLIENT. All copies of QMACS Documentation are provided to CLIENT only for the duration of this License and only for the purpose of facilitating the use by CLIENT of QMACS. CLIENT specifically agrees that any derivative works or modifications of QMACS shall be the property of QCSI and CLIENT hereby assigns all title and ownership interest therein to QCSI. Derivative works are any modifications of QMACS Software or work, which is based on QMACS Software source or object code, or which requires QMACS Software to function. Such derivative works shall be deemed to be QMACS for the purposes of this License. QCSI's representations, warranties and liabilities shall not extend to derivative works and modifications. CLIENT agrees to safeguard all code against non-licensed use, copying, transfer or inspection by any third party. CLIENT shall require all persons and entities to whom CLIENT has granted authority to save data or who have access to any Executable Code to execute and submit to QCSI a confidentiality agreement.

     e) Breach. In the event of a breach or the threat of a breach of this License, QCSI, in addition to any other remedies it may have at law or in equity, shall be entitled to a restraining order, preliminary injunction, and other appropriate relief so as to specifically enforce the terms of this License, and any other agreement entered into in conjunction with this license. CLIENT agrees that a breach of this License would cause QCSI irreparable injury. This License may be terminated with ninety (90) days prior written notice if either Party fails to comply with the terms, conditions or any covenant under this License and fails to perform or cure the same within forty-five (45) days of receipt of written notice.

     f) Loss or Damages to QMACS Software and QMACS Documentation. In the event of loss, damage, or destruction of any of the QMACS Software or QMACS Documentation, it will be replaced by QCSI at the written request of CLIENT. CLIENT shall pay QCSI's reasonable reproduction and delivery expenses for such replacement.

     g) Obligations Upon Termination. Upon expiration or termination of the License, all Copies of QMACS Software and QMACS Documentation shall promptly be delivered to QCSI or destroyed by CLIENT, and CLIENT shall certify the same in writing within ninety (90) days.

     h) Standard Support. CLIENT shall receive standard support, as defined by QCSI policies and procedures, during the term of this License. CLIENT shall have option to purchase additional or extended support as mutually agreed by QCSI and CLIENT.



                                  Page 1 of 4

(C)Quality Care Solutions, Inc.
Software License
Rev. 05/04/99

II.  MISCELLANEOUS

     a) QMACS Software and Documentation. QCSI will deliver at least one machine-readable copy (QMACS Executable Code form) of each program for each QMACS module in accordance with QMACS Documentation. QCSI agrees to provide one (1) hardcopy and one (1) electronic copy of QMACS Documentation corresponding to each module to CLIENT as such Documentation is published or updated. At CLIENT's option, CLIENT may purchase additional hardcopies of Documentation from QCSI at QCSI's list price in effect from time to time.

     b) QMACS Standard Reports. QCSI will deliver a limited set of standard reports with the Software. CLIENT acknowledges that third-party report writing software tools are required to create new reports or modify QCSI's standard reports. The license fee, support and training cost for third-party report writing tools are not included in this License and must be acquired separately. CLIENT acknowledges that QCSI's standard reports are templates and examples of reports QCSI has developed for non-specific use. The CLIENT acknowledges responsibility for the design, development and production of its own reports, documents, letters and identification cards to be used in conjunction with the Software. CLIENT agrees the delivery of QMACS Standard Reports meets any report production requirements of CLIENT.

     c) Electronic Data Interface (EDI) Engine. QCSI will deliver a method to facilitate electronic data import and export to and from the QMACS database using the National Standard Format ("NSF").

     d) Reference Data. QCSI agrees to provide the minimal reference data as required to configure and test QMACS Software. CLIENT is responsible for the annual procurement, update and maintenance of all reference data required to operate the QMACS Software. Reference data includes but is not limited to the following: International Classification of Diseases - Version 9 (ICD-9); Common Procedure Terminology (CPT-4); Common Dental Terminology (CDT), Diagnostic Related Group (DRG); HCFA's Common Procedure Coding System (HCPCS); Revenue codes; Resource Based Relative Value Scale (RBRVS); Relative Value Units (RVU); Medicode's (MDR); Geographic Practice Cost Indices (GPCI), Usual and Customary Rates (UCR); custom fee schedules; provider types; specialties; reason codes; edits; service codes; modifiers; and rate structures. QCSI agrees to provide the data table structure and interface method to facilitate loading, editing and maintenance of reference data required to operate QMACS.

     e) Software Modification Pursuant to Governmental Regulation. After written notice to QCSI, CLIENT shall be entitled to receive, without additional charge, such modifications to QMACS Software as are required to reflect any mandatory changes in federal government managed care regulations that are applicable where CLIENT is utilizing the QMACS Software, excluding EDI interfaces. CLIENT agrees to provide said regulatory requirement information to QCSI no later than ninety
          (90) days prior to its effective date. QCSI shall provide only a single solution to any given mandatory change, which is required by the appropriate controlling government agency.

     f) Escrow Statement. QCSI shall maintain a copy of the most recent Source Code for QMACS Software with Ft. Knox Escrow Services Inc. or a trustee mutually acceptable to QCSI and CLIENT. In the event QCSI becomes insolvent, makes an assignment of assets for the benefit of creditors, has a trustee or receiver appointed (either voluntary or involuntarily), is adjudicated bankrupt, or involuntary bankrupt proceedings are commenced against QCSI or receiver, or commences any dissolution or liquidation proceedings, then the trustee shall be directed to deliver the Source Code to CLIENT. CLIENT shall provide written notification to both QCSI and trustee of intention to access Source Code. QCSI shall notify CLIENT who the appointed trustee is, and give notice prior to any of the actions mentioned herein. CLIENT shall pay or reimburse QCSI for any costs of Source Code escrow, escrow maintenance or Source Code access.

III. LIMITED WARRANTY, PATENT, AND COPYRIGHT INFRINGEMENT

     a) Limited Warranty. QCSI warrants that it shall remedy any Anomaly within QCSI's support policy response time after notification is received from CLIENT. Upon receipt of CLIENT's notice that the Software is not functioning according to the QMACS Documentation, QCSI will, without additional cost to CLIENT, provide the technical and/or programming resources, including personnel with the requisite expertise, necessary to address and correct the problem provided that QCSI can replicate the reported problem using CLIENT supplied data in a standard computing environment. This warranty is conditional upon CLIENT's computing environment being consistent with QCSI's recommended hardware and software specifications and in good working order and further provided that the Software has been properly used and has not been modified and/or serviced by an entity other than QCSI. QCSI does not warrant that the QMACS Software will meet CLIENT's requirements or will operate in the combinations which may be selected for use by CLIENT, or that the operation of the QMACS Software will be uninterrupted or error free. This warranty does not extend to QMACS Software modified by CLIENT or for Anomalies due to CLIENT misuse of third-party products. QCSI's warranty covers only service to correct Anomalies reported during the term of this License.

     b) NO OTHER WARRANTIES. THE FOREGOING IS IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED. QCSI HEREBY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY SET FORTH IN THIS LICENSE INCLUDING BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A


                                  Page 2 of 4


(C)Quality Care Solutions, Inc.
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Rev. 05/04/99

          PARTICULAR PURPOSE. CLIENT HEREBY DISCLAIMS ANY RELIANCE ON ANY WARRANTY OR REPRESENTATION NOT EXPRESSLY SET FORTH IN THIS LICENSE.

     c) NO LIABILITY FOR CONSEQUENTIAL DAMAGES. IN NO EVENT WILL QCSI BE LIABLE FOR ANY DAMAGES CAUSED BY CLIENT'S FAILURE TO PERFORM CLIENT'S RESPONSIBILITIES, OR FOR ANY LOST PROFITS, LOST SAVINGS, LOSS OF DATA, LOSS OF USE OF THE QMACS(TM), COSTS OF RECREATING LOST DATA, OR ANY OTHER INDIRECT, SPECIAL OR OTHER CONSEQUENTIAL DAMAGES, EVEN IF QCSI HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM AGAINST CLIENT BY ANY OTHER PARTY.

     d) LIMITATIONS ON LIABILITY AND REMEDIES. QCSI'S AGGREGATE LIABILITY FOR DAMAGES TO CLIENT FROM ANY CAUSE WHATSOEVER, AND REGARDLESS OF THE FORM OF ACTION, INCLUDING CONTRACT, TORT, COMPUTER MALPRACTICE, PRODUCTS LIABILITY, STRICT LIABILITY, OR OTHERWISE SHALL BE LIMITED TO THE AMOUNT OF THE IMPLEMENTATION FEES PAID TO QCSI.

     e) Time Limitations. No action, regardless of form, arising out of this license may be brought by CLIENT later than two (2) years after the cause of action has arisen and CLIENT has acquired knowledge thereof.

     f) Indemnification. QCSI promises to indemnify CLIENT, at QCSI's expense, against any claim that QMACS Software infringes on a valid patent, copyright, or trade secret in the United States. QCSI will also pay all costs, damages, and attorney's fees that a court finally awards as a result of such claim, to the limit of QCSI's liability as determined by the court. QCSI's duties under this section are conditioned upon the following:

          1) CLIENT shall give QCSI prompt written notice of any actual or threatened claim.

          2) QCSI shall have control of the defense of any claim and of all negotiations for the settlement or compromise of such claim.

          3) CLIENT shall cooperate with QCSI in the defense or settlement of any claim at QCSI's expense.

          4) The claim does not arise out of CLIENT's modification of QMACS Software or the use of QMACS Software in combination with anything not approved by QCSI.

          If a patent, trade secret or copyright infringement occurs, or in QCSI's judgment is likely to occur, QCSI, at it's option and expense, may either procure the right for CLIENT to continue using the QMACS Software, or replace or modify it to be functionally equivalent, to the satisfaction of CLIENT, so that it becomes non-infringing. If neither of the foregoing alternatives is reasonably available in QCSI's judgment, CLIENT shall return all copies of QMACS Software and Documentation in question to QCSI upon QCSI's written request. QCSI shall refund the pro-rata cost of the implementation fee paid to QCSI of the specific module based on a five-year useful life.

IV.  GENERAL PROVISIONS

     a) Applicable Law and Arbitration. This License shall be construed and interpreted in accordance with the laws of the State of Arizona and the venue for any dispute whatsoever shall be in the Superior Court of Maricopa County, Arizona. In the event that the Parties are unable to resolve within a reasonable time any controversy, dispute or claim arising out of or in connection with this License, or its interpretation, performance or termination, binding arbitration shall be conducted in accordance with the rules of the Arizona Arbitration Act, A.R.S. Section Section 12-1501 et seq., and the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). In the event of arbitration or litigation, the prevailing Party shall be entitled to recover costs and expenses including reasonable attorney's fees.

     b) Assignment. CLIENT has neither the power nor the right to delegate any duty under this License, to grant any sub-license under this License, or to assign or transfer the license, or any right under any agreement executed in connection with this license without the prior written approval of QCSI, which shall not be reasonably withheld. Any attempt by CLIENT to assign any right or duty under this license shall be void as a matter of law.

     c) Export Act. CLIENT hereby warrants and certifies that no part of the QMACS Software, modifications thereof, documentation thereto, applicable manual(s) or any related item or product will be made available or exported to any country in contravention of any law of the United States, including the Export Administration Act of 1979 and regulations relating thereto.

     d) Modification of the Agreement/Entire Agreement. This License supersedes all oral or written agreements, if any, between the Parties and constitutes the entire agreement between the parties with respect to the matters contained herein. Any modification, amendment, cancellation, or waiver of rights under this License shall be effective only if in writing signed by an Officer of the Party against whom enforcement of the same is sought. No waiver of any breach of this License shall be construed as a waiver of any other rights under this License. No delay in acting with regard to any breach shall be construed as a waiver of the breach.

     e) Reservation of Rights. All rights of QCSI not expressly granted to CLIENT in writing are reserved.

     f) Severability. In the event that any provision of this License shall become or be unenforceable, invalid, void or voidable, the same shall be limited, construed or, if necessary, limited to the extent necessary to remove such defect and the remaining provisions shall continue to bind the Parties as though the unenforceable, invalid, void or voidable part are not a part of the License.



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(C)Quality Care Solutions, Inc.
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
     g) Force Majeure. Either party shall be excused for failures and delays in performance of their respective obligations under this License caused by war, riots or insurrections, laws and regulations, strikes, floods, fires, explosions, or other catastrophes beyond the control and without the fault of such party. This provision, shall not, however, release such Party from using its best efforts to avoid or remove such cause, and such party shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Upon claiming any such excuse or delay for nonperformance, such Party shall give prompt notice thereof to the other Party.

     h) Recruitment of Personnel. During the initial and any subsequent term of this License and for a period of one (1) year thereafter, neither QCSI nor CLIENT will hire, employ or contract with directly or indirectly any key employee(s) of the other for a period of one hundred twenty (120) days following termination of such employee's employment, without the prior written consent of the other.

     i) Exhibits. All exhibits attached to this License are incorporated into and made part of this License.


IN WITNESS WHEREOF, the Parties hereto have executed this License:



         QUALITY CARE SOLUTIONS, INC.
         By:  /s/ Gregory S. Anderson
         Name:    Gregory S. Anderson
         Title:   Chief Executive Officer
         Date:

         CLIENT
         By:  /s/
         Name:
         Title:   CEO
         Date:    7/28/99




                                  Page 4 of 4


(C)Quality Care Solutions, Inc.
Software License
Rev. 05/04/99

                                    EXHIBIT A

                        FEES, RATES AND PAYMENT SCHEDULE
                                   DATA CENTER

                  [Confidential treatment has been requested]


DATA CENTER/SERVICE CENTER SERVICES:

In addition to a QMACS(TM) Software license, CLIENT has elected to purchase the following services from QCSI according to the scope of services as defined by QCSI policies and procedures:


                         [****]     Data Center Core Solution
                           ---

                                    Data Center Core Solution Plus
                           ---

                                    Service Center Core Solution
                           ---

                                    Service Center Core Solution Plus
                           ---


SOFTWARE LICENSE FEE SCHEDULE:

In consideration for the license and services granted hereunder, CLIENT hereby agrees to pay QCSI according to the following Software License Fee Schedule. CLIENT hereby agrees to permit QCSI electronic access to CLIENT's enrollment database monthly for the purpose of determining the count of active members enrolled on the first day of the respective month for Software License Fee billing purposes, if applicable. In the event QCSI is unable to determine the proper enrollment on the first of each month, CLIENT agrees to accept QCSI's estimation of the enrollment. All estimations of monthly Software License Fees will be reconciled within ninety (90) days to a corrected amount. The Software License Fees and the Communication Link are payable beginning with the earliest of the effective date of this License or the activation of the WAN link and due monthly thereafter.

         MINIMUM MONTHLY FEE:

         The Minimum Monthly Fee shall be [****] for [****].

         PMPM SOFTWARE LICENSE FEE:

         The PMPM Software License Fee shall be the following:

         Minimum Monthly Fee plus
         $ [****] Per Member Per Month ("PMPM") from [****] members per month plus
         $ [****] Per Member Per Month ("PMPM") over [****] members per month

         The above fees are cumulative up to the respective total number of CLIENT's active members being administered through the use of QMACS(TM) Software.

         COMMUNICATIONS LINK FEE:

         CLIENT shall pay [****] per month for WAN/Communication Link services required for the operation and support of QMACS(TM) Software. WAN Charges incurred by QCSI over the [****] will be payable by CLIENT. CLIENT shall be provided with advance notice if WAN charges exceed [****] and are subject to CLIENT's written consent.


LATE PAYMENT AND INTEREST

CLIENT agrees any payment under this Exhibit A which is more than thirty (30) days late will accrue interest at the rate of twelve percent (12.00%) per annum until paid in full. QCSI shall have the right to suspend all its obligations under this License in the event that any payment is more than forty-five (45) days late. QCSI agrees to notify CLIENT in writing at least 15 days prior to suspending its obligations for late or non-payment.

In the event that CLIENT determines in its reasonable judgment that a billing error has occurred, CLIENT must notify QCSI in writing within thirty (30) days of receipt of such erroneous items. CLIENT agrees to pay all undisputed items on an invoice, which may have disputed items contained thereon. QCSI agrees that no interest shall be applicable for contested invoice items until thirty (30) days following QCSI's response to CLIENT's notice of billing error.


TRAVEL AND EXPENSE GUIDELINES

CLIENT agrees to reimburse or pay QCSI for reasonable travel, lodging, and per diem expenses for meals, which are incurred by QCSI at the CLIENT's office within 30 days of receipt of invoice for reimbursement of expenses. Such guidelines shall apply to all services provided by QCSI including installation of QMACS(TM) Software, Implementation Services, Training, and Support Services.




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(C)Quality Care Solutions, Inc.
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Rev. 05/04/99

                    **** - Confidential Treatment Requested

CONVERSION OPTION

At any time during the term of this License, CLIENT may exercise the option to discontinue use of QCSI services for data center/service center programs and convert to the standard QMACS licensing program ("Conversion"). Under such Conversion, CLIENT shall assume QCSI's responsibilities under QCSI data center/service program per QCSI policies and procedures. The following shall apply the first day of the month following such Conversion:

         MINIMUM MONTHLY FEE: [Confidential treatment has been requested]

         The Minimum Monthly Fee shall be [****] for [****].

         PMPM SOFTWARE LICENSE FEE:

         The PMPM Software License Fee shall be the following PMPM Software License Fee to the respective level of active members:

         Minimum Monthly Fee plus
         $ [****] Per Member Per Month ("PMPM") from [****] members per month plus
         $ [****] Per Member Per Month ("PMPM") over [****] members per month

         The above fees are cumulative up to the respective total number of CLIENT's active members being administered through the use of QMACS(TM) Software.

         COMMUNICATIONS LINK

         CLIENT shall be financially responsible for all costs associated with the communication link for QCSI support.

         SUPPORT

         CLIENT shall receive standard support per QCSI policies and procedures.



                                  Page 2 of 2


(C)Quality Care Solutions, Inc.
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                    **** - Confidential Treatment Requested

                                    EXHIBIT B

                         IMPLEMENTATION SERVICES PROGRAM
                                   DATA CENTER


ASSESSMENT AND IMPLEMENTATION FEE [Confidential treatment has been requested]

CLIENT agrees to pay QCSI [****] for assessment, implementation, QCSI purchase of hardware and communications link, set-up and training for each of CLIENT's subcontractors as mutually agreed in Exhibit C to this License; provided, however that CLIENT shall not be required to pay QCSI such Assessment and Implementation Fee for any subcontractor so long as CLIENT has converted from the QCSI data center program to the standard QMACS licensing program as provided in Exhibit A, it being understood that following such conversion: (i) CLIENT will function as the central contact between QCSI and such subcontractor, (ii) CLIENT will provide all administrative and processing services to such subcontractor, (iii) QCSI will not be required to establish a separate communications link for such subcontractor, and (iv) QCSI will not be required to upgrade and/or purchase additional hardware for such subcontractor.

QCSI acknowledges the payment of the Assessment and Implementation Fee for El Paso First Health Network.


IMPLEMENTATION SERVICES

For each of CLIENT's subcontractors and upon execution of an amendment to Exhibit C to this License, the Implementation Fund will be credited with 100 Service Units. All Implementation Services rendered by QCSI on behalf of CLIENT are charged to the Implementation Fund. Implementation Services means all services rendered by QCSI on behalf of CLIENT during each Implementation plan phase and as governed by IMPACT.

The Implementation Fund is reconciled upon completion of Implementation. If the Implementation Fund has a Deficit, CLIENT must pay such Deficit within thirty
(30) days from date of notice by QCSI. Such Service Units will be charged QCSI's prevailing rates and according to QCSI policies and procedures.




                                   Page 1 of 1


(C)Quality Care Solutions, Inc.
Software License
Rev. 05/04/99

                    **** - Confidential Treatment Requested

                                    EXHIBIT C

                             CLIENT'S SUBCONTRACTORS



QCSI acknowledges that CLIENT is providing certain administrative and management services to CLIENT's subcontractors. QCSI grants express permission for CLIENT to utilize QMACS in order to render such services. CLIENT shall assure that such third parties shall agree to the terms and conditions expressed in this License herein. CLIENT shall not be permitted to assign or sublicense QMACS without the express written permission of QCSI.



SUBCONTRACTOR                       LOCATION                  EFFECTIVE DATE
-------------                       --------                  --------------
El Paso Health Network              El Paso, TX               05/01/99


The monthly fees payable to QCSI pursuant to Exhibit A shall be computed based on the total enrollment of CLIENT and all of CLIENT's subcontractors, so long as CLIENT has converted from the data center program to the standard QMACS licensing program, it being understood that following such conversion: (i) CLIENT will function as the central contact between QCSI and each of CLIENT's subcontractors, (ii) CLIENT will provide all administrative and processing services to CLIENT's subcontractors, (iii) QCSI will not be required to establish a separate communications link for such subcontractors, and (iv) QCSI will not be required to upgrade and/or purchase additional hardware for such subcontractors.

(C)Quality Care Solutions, Inc.
Rev. 05/04/99

Quality Care Solutions
Information Technology
       for Health Care


May 12, 1999

Ken Atlee
VP, Information Services
Best Health Care Management Co.
Penn Treaty Park Place
1341 No. Delaware Avenue, Ste. 500
Philadelphia, PA 19125

Dear Ken:

This is a letter of agreement for the purpose of allowing Best Health Care Management ("CLIENT") to evaluate certain "beta" software ("Beta Software") developed and owned by Quality Care Solutions, Inc. ("QCSI"). Please sign below and return this original to my attention to accept the terms of this letter of agreement ("Agreement").

/ / QCSI is granting CLIENT a non-exclusive and limited right to use the Case
    Management module of QMACS(c) including database schema. This Agreement does not entitle CLIENT to any documentation, support or telephone assistance.

/ / CLIENT will use Beta Software for evaluation purposes only for a period of no longer than sixty (60) days from the date of this Agreement. At the end of sixty (60) days, CLIENT will provide to QCSI a written statement certifying that the Beta Software was destroyed and/or permanently erased.

/ / There is no warranty for this Beta Software and QCSI shall not be liable for any damages or loss of data due to the use of this Beta Software.

/ / QCSI is under no obligation to develop, maintain or market the Beta
    Software. Future versions of the Beta Software, if any, may not be compatible with the current evaluation or beta-test release of the Software.

/ / All Terms and Conditions of the Agreement between QCSI and CLIENT effective
    May 1, 1999 remain as executed.

CLIENT agrees to the terms and conditions of this Agreement.

By:
Name:
Title:
Date:

Sincerely yours,

/s/ Kara Dowdall
----------------------------------
Kara Dowdall
Vice President, Client Communications &
  Contract Management
QCSI



[QMACS LOGO]                                                    [MICROSOFT LOGO]
 5030 E. Sunrise Drive // Phoenix, AZ 85044 // 602.940.6432 // FAX 602.940.1388

                          QUALITY CARE SOLUTIONS, INC.

                             QMACS SOFTWARE LICENSE

                              AMENDMENT NUMBER ONE

     This is Amendment Number One to the License Agreement (the "License") entered effective May 1, 1999 by and between Quality Care Solutions, Inc., a Nevada corporation with its principal place of business at 5030 E. Sunrise Drive, Phoenix, Arizona 85044 ("QCSI"), and Best Health Care Management, Inc., a Pennsylvania corporation with a principal place of business at Penn Treaty Park Place, 1341 North Delaware Avenue, Philadelphia, Pennsylvania 19125 ("CLIENT").

     WHEREAS, the parties wish to amend the terms of the License;

     NOW, THEREFORE, the parties hereby agree as follows:

     1. Section I, Paragraph (a) is hereby amended by adding the following new sentences at the end of such Paragraph:

          "The License includes the right to use newly released versions of the QMACS Software and updates. The currently released version of the QMACS Software that is being provided to CLIENT is Version 4 without case management and imaging functionality. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the QCSI Client Guide (the "Client Guide"), dated February 25, 1999, a copy of which was provided to CLIENT, which Client Guide may be amended or updated from time to time provided that it does not limit or decrease CLIENT's rights thereunder or under the License; provided, however, that the definition of the term "Anomaly" in the Client
          Guide shall be deemed to include the failure of the QMACS Software to function, at any time during the term of this License, in accordance with the Documentation, the Client Guide or QCSI's responses to CLIENT's Request for Proposal, as such responses are reasonably interpreted by QCSI, or any other technical specifications published by QCSI; and provided, further, however, that the annual percentage increase in the Unit Rate for Purchased Service Units shall not be greater than the annual percentage increase in the Consumer Price Index (All Urban Consumers - U.S. City Average - All Items). The Client Guide is hereby incorporated herein by reference."

     2. Section I, Paragraph (b) is hereby amended by adding the following new sentences at the end of such Paragraph:

          "After the initial term, QCSI shall have the right to adjust the software license fee rates, effective January 1 of each year, in accordance with QCSI's prevailing policies; provided, however, that in no event shall the software license fee rate be increased more than 3% each year. QCSI shall provide CLIENT with thirty (30) days prior written notice of any software license fee adjustments. Upon the good faith termination of this Agreement or the expiration of this Agreement, QCSI shall negotiate in good faith with El Paso County Hospital District and with CLIENT's subcontractors, including, without limitation, El Paso First Health Network, a Texas not-for-profit corporation, to grant each of them a license to use QMACS Software and QMACS Documentation at QCSI's prevailing rates and terms."

     3. Section I, Paragraph (c) is hereby amended by adding the following new sentences at the end of such Paragraph:

          "Notwithstanding the foregoing, QCSI acknowledges that CLIENT is providing certain administrative and management services to CLIENT's subcontractors, which includes the use of QMACS Software and QMACS Documentation. QCSI grants express permission for CLIENT to utilize QMACS Software and QMACS Documentation in order to render such services and, in connection therewith, for CLIENT's subcontractors to use QMACS Software and QMACS Documentation, provided, however, that any such subcontractors shall agree to the terms and conditions expressed in this License. CLIENT shall have the right, in its sole discretion, to provide such services to additional subcontractors other than those listed on Exhibit C to the License. CLIENT agrees to use reasonable commercial efforts to provide QCSI with 90 days prior notice if QCSI implementation work is required with respect to any such additional subcontractors."

     4. Section I, Paragraph (e) is hereby amended by adding the following new sentence at the end of such Paragraph:

          "CLIENT may terminate this License if the QMACS Software does not function in accordance with the QMACS Documentation, the Client Guide and QCSI's responses to CLIENT's Request for Proposal, as such responses are reasonably interpreted by QCSI, if QCSI fails to cure the same within the cure period set forth in the QMACS Documentation or the Client Guide, as applicable, or if no such cure period is set forth therein, then within forty-five (45) days of receipt of written notice thereof."

     5. Section I, Paragraph (g) is hereby amended by adding the following new sentence at the end of such Paragraph:

          "Notwithstanding the foregoing, upon expiration or termination of this License, QCSI shall deliver all archived data and backups to CLIENT on Microsoft SQL Server back-up format."

     6. Section I, Paragraph (h) is hereby amended by adding the following new sentence at the end of such Paragraph:

          "QCSI policies and procedures shall mean those policies and procedures outlined in the QCSI Client Guide."

     7. Section II, Paragraph (f) is hereby amended by adding the following new sentences at the end of such Paragraph:

          "The parties agree that the license granted herein is a right to intellectual property as that term is used in Section 365(n) of Title 11, United States Code (the "Bankruptcy Code") and in addition to any other rights, Client shall have all rights under Section 365(n) of the Bankruptcy Code. QCSI acknowledges that if QCSI, as a debtor-in-possession or a Trustee in Bankruptcy in a case under the Bankruptcy Code, rejects the License or this Escrow Statement, Client may elect to retain its right under the License or this Escrow Statement as provided in Section 365(n) of the Bankruptcy Code. Upon CLIENT's written request to QCSI or such Bankruptcy Trustee, QCSI or such Bankruptcy Trustee shall not interfere with the right of Client as provided herein, including the right to obtain the Source Code."

     8.   Section III, Paragraph (a) is hereby amended as follows:

          a. By deleting the phrase "standard computing environment" and replacing such phrase with "CLIENT'S computing environment, as reviewed and approved by QCSI."

     9. Section III, Paragraph (d) is hereby amended by deleting the words "THE IMPLEMENTATION FEES PAID TO QCSI" and replacing them with the following:

          "TWO HUNDRED AND FIFTY THOUSAND DOLLARS ($250,000). NOTWITHSTANDING THE FOREGOING, NO SUCH LIMITATION ON QCSI'S AGGREGATE LIABILITY SHALL APPLY WITH RESPECT TO CLAIMS ASSERTED UNDER SECTION III, PARAGRAPH (F) HEREOF."

10. Section IV, Paragraph (b) is hereby amended by adding the following new sentences at the end of such Paragraph:

          "QCSI shall not assign its rights or obligations hereunder without prior written consent of CLIENT, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, either party shall have the right to assign this

          License to any affiliate of such party with prior written notice to the other party."

     11. Section IV, Paragraph (g) is hereby amended by adding the following new sentence at the end of such Paragraph:

          "It is expressly understood that the failure of QMACS Software to function in accordance with the QMACS Documentation, the Client Guide and QCSI's responses to CLIENT's Request for Proposal, as such responses are reasonably interpreted by QCSI, which failure arises solely out of the occurrence of the Year 2000, shall not constitute a force majeure event as contemplated in this Paragraph (it being understood that the foregoing exclusion shall not apply where such failure is caused by power outages or other events outside of the control of QCSI, which events are caused by the occurrence of the Year
          2000)."

     12. Except as expressly modified hereby, all other terms of the License shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment Number One as of the date first set forth above.

                              Quality Care Solutions, Inc.

                              By: /s/ Gregory S. Anderson
                                  --------------------------------------------
                                  Name: Gregory S. Anderson
                                  Title: President and Chief Executive Officer


                              Best Health Care Management, Inc.

                              By: /s/ Donald J. Balaban, M.D.
                                  --------------------------------------------
                                  Name: Donald J. Balaban, M.D.
                                  Title: Chief Executive Officer

                       QMACS(TM) IMPLEMENTATION AGREEMENT

This Agreement is made effective as of February 4, 1999 by and between Best Health Care Management Company Inc. of Penn Treaty Park Place, 1341 N. Delaware Ave., Philadelphia, PA 19125 referred to as ("CLIENT") and Quality Care Solutions, Inc., of 5050 E. Sunrise Drive, Phoenix, AZ 85044 referred to as ("QCSI").

In this Agreement, the Party who is contracting to receive services shall be referred to as CLIENT and the Party who will be providing the services shall be referred to as QCSI (collectively "the Parties".)

                                  WITNESSETH:

Whereas, QCSI has developed a Managed Care software product referred to as "QMACS(TM)";

Whereas, CLIENT and QCSI are negotiating the terms and conditions of a separate agreement (QMACS(TM) System Timeshare and License Agreement, referred to as the "Current Agreement") whereby CLIENT would license or otherwise use the QMACS(TM) Software;

Whereas, CLIENT is negotiating certain issues with its customer concerning the use of the QMACS(TM) Software, including whether such customer might enter into an agreement directly with QCSI;

Whereas, CLIENT or its customer intend to enter into an agreement (either the Current Agreement, or a QMACS(TM) DataCenter License Agreement or a QMACS(TM) License Agreement, collectively referred to as "QMACS(TM) Agreement") with QCSI;

Whereas, CLIENT desires to begin the QMACS(TM) Software implementation process prior to entering into any such agreement;

Whereas, QCSI is willing and able to commence the implementation process upon execution of this QMACS(TM) Implementation Agreement;

Now, therefore, CLIENT and QCSI, intending to be legally bound, agree as follows:

1. SCOPE OF ENGAGEMENT AND SERVICES. Beginning on or before February 12, 1999, QCSI will provide Implementation services as defined in "Exhibit A - Scope of Work (collectively, the Services). The overall scope of this engagement is to assist CLIENT with installation and configuration services for the set-up and operation of the QMACS(TM) Software on computer and network systems provided by CLIENT.

2. PERFORMANCE OF SERVICES. The manner in which the Services are performed and the specific hours to be worked by QCSI shall be determined by QCSI. The Parties agree that time is of essence and the Parties will use their best efforts to insure the timely progress of their respective responsibilities. CLIENT will rely on QCSI to work as many hours as may be reasonably necessary to fulfill QCSI's obligation under this Agreement.

3. FEES AND PAYMENT. CLIENT agrees to pay QCSI for all services performed and billed to CLIENT by QCSI as follows: [Confidential treatment has been requested]

                                       1


(C)Quality Care Solutions, Inc.                                        02/03/99

                    **** - Confidential Treatment Requested

     CLIENT agrees to pay QCSI [****] upon signing this Agreement for Services as set out in Exhibit A. This payment entitles CLIENT to up to one hundred
     (100) person hours of work effort for the implementation of the QMACS(TM)software.

     The [****] implementation payment will be applied to either the CLIENT's QMACS(TM) Agreement or the CLIENT's customer's QMACS(TM) Agreement if the customer signs a QMACS(TM) Agreement instead of the CLIENT, and in any case, is not refundable.

     The CLIENT will receive a written estimate of additional time required, if any, beyond the [****] hours stating the reason for the need for additional time, and that CLIENT must give prior written approval before the additional work starts.

     Additional time required will be charged to the CLIENT based on Service Units. The rate per Service Unit when billed by QCSI is $[****] per Service Unit per person. A Service Unit is equivalent to one (1) person hour of work but will be adjusted for the skill and experience level of the person selected or required to do the work. More experienced and senior level consultants or very complex tasks will be quoted from one and one-half (1 1/2) to three times (3) the base Service Units per person hour.

     Alternatively, CLIENT can purchase Service Units in blocks of forty service units for a discounted amount when scheduled and paid in advance and according to the following service unit fee schedule:

     The rate for a [****] Service Unit block is $[****]
     The rate for a [****] Service Unit block is $[****]
     The rate for a [****] Service Unit block is $[****]
     The rate for a [****] Service Unit block is $[****]

     CLIENT agrees any payment under this section which is more than thirty (30) days late will accrue interest at the rate of Twelve (12%) percent per annum (or the highest rate of interest allowed by applicable law if lower) until paid in full.

4. EXPENSE REIMBURSEMENT. QCSI shall be entitled to reimbursement from CLIENT for all reasonable and customary travel, food, lodging and "out of pocket" expenses incurred during this engagement. QCSI will use best efforts to utilize economy class air travel. CLIENT will approve air travel requiring Business Class or First Class fares in writing before ticket purchase.

5. SUPPORT SERVICES. CLIENT will provide the following support services for the benefit of QCSI staff working on this engagement:
           - Conference room or office space to conduct meetings
           - Staff time and secretarial support as requested and needed
           - Access to office equipment i.e. Fax, Phone, Computer equipment while on site if needed.

6. NEW PROJECT APPROVAL. Both Parties recognize that QCSI's Services could include working on various other associated sub-projects for CLIENT. QCSI and CLIENT agree all changes in project scope, deliverables and additional costs will be communicated and agreed to in writing, prior to the commencement of new services or requests.

(c) Quality Care Solutions, Inc.               2                      02/03/99


                     **** - Confidential Treatment Requested

7.   TERM/TERMINATION.

     The term of this Agreement shall be for a period defined as the Effective Date of this Agreement through April 15, 1999. The parties agree that fees earned, billed and paid for services rendered are non-refundable when this Agreement is terminated.

     If the CLIENT or its customer does not execute a QMACS(TM) Agreement on or before March 31, 1999, then QCSI shall discontinue Implementation work effort and all fees and monies due QCSI shall be immediately paid to QCSI by CLIENT. In the event that a QMACS(TM) Agreement is not executed with QCSI, then neither Party will have a future claim against the other Party, except for any unpaid fees owing to QCSI as set forth in Section 3 - FEES AND PAYMENT.

     This Agreement will be superseded in its entirety by any new QMACS(TM) Agreement.

8. RELATIONSHIP OF PARTIES. The parties agree that QCSI is an independent contractor with respect to CLIENT, and not an employee of CLIENT. CLIENT will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of QCSI.

9. EMPLOYEES. QCSI'S employees, sub contractors hired by QCSI if any, who perform Service for CLIENT under this Agreement shall also be bound by the provisions of this Agreement.

10. INTELLECTUAL PROPERTY. The following provisions shall apply with respect to copyrightable works, ideas, discoveries, inventions, applications for patents, and patents (collectively, "Intellectual Property"):

          a. QCSI'S Intellectual Property. QCSI holds an interest in the Intellectual Property that is QMACS(TM) (Quality Managed Care Solution) Managed Care Software and various software products and enhancements which are products CLIENT is considering licensing. QCSI will be discussing QMACS(TM) trade secrets and intellectual property with CLIENT as a result of this engagement. CLIENT agrees that all notes, design documents, evaluation documents, schemas, questionnaires, transcribings are the sole property of QCSI and considered by QCSI as its intellectual property.

          b. Development of Intellectual Property. Any improvements to Intellectual Property items of QCSI, further inventions or improvements, and any new items of intellectual Property discovered or developed by QCSI (or QCSI's employees, if any) during the term of this Agreement shall be the property of QCSI, subject to CLIENT'S right to acquire such Intellectual Property on terms agreeable to QCSI and CLIENT through a license agreement. CLIENT will not acquire development, experimentation, or adaptation for manufacture, sale or use.

11. CONFIDENTIALITY. In order for the parties to discuss a potential business relationship, they may need to disclose confidential or proprietary information to each other regarding their business activities and plans, including but not limited to information relating to their respective financial results and projections, costs and prices, customers, suppliers, employees, consultants, technologies, database schema, intellectual property, documentation, software screens, development plans, technical and business strategies, and trade secrets (the "Confidential Information"). Confidential Information includes draft and executed contracts and exhibits exchanged by the parties. The parties agree to protect each other's Confidential Information disclosed before or after the execution of this, Agreement on the following terms:

(c)Quality Care Solutions, Inc.                                         02/03/99

     a. Each Party shall use its reasonable best efforts to keep the other's Confidential Information secret. Each Party shall use at least the same degree of care to avoid unauthorized disclosure or use of the other's Confidential Information as it employs with respect to its own Confidential Information of like importance.

     b. Neither Party has any obligation with respect to any Confidential Information which (1) that Party independently develops; (2) is or becomes publicly known without a breach of this Agreement by either Party; (3) is disclosed to it by a third person who is not required to maintain its confidentiality; (4) is known by the receiving Party prior to the date hereof without obligations of confidentiality; or
          (5) is approved for release by the other Party in writing. The Party claiming any of the above exceptions has the burden of proving its applicability.

     c. Each Party may disclose Confidential Information to its own officers, directors, employees and advisors whom reasonably needs to know it. Each Party shall take appropriate action (by instructions, agreement, or otherwise) with its employees and advisors to satisfy its obligations under this Agreement. Each Party shall be responsible to the other for any violation of this Agreement by its own officers, directors, employees, or advisors.

     d. Neither Party may disclose Confidential Information to any person not described in Section 11 above without the prior written consent of the other Party, and without also first obtaining from each such person an agreement substantially identical to this Agreement in form (a "Companion Agreement").

     e. Neither Party may print or copy, in whole or in part, any documents or magnetic media containing any Confidential Information without the prior written consent of the other Party other than copies for its directors, employees or advisors who are working on the matter.

     f. Neither Party may use the other's Confidential Information for competing with the other or for any purpose in furtherance of the business relationship between them.

     g. Each Party's Confidential Information shall remain its own property. Upon the termination of the business relationship or upon request, whichever is sooner, each Party shall return all of the other's Confidential Information, or destroy it and provide the other Party with written certification of such destruction.

     h. If either Party becomes legally obligated, or receives a subpoena or other legal demand, to disclose any of the other Party's Confidential Information, the Party subject to the obligation shall notify the other Party in writing immediately, shall cooperate with the other Party in seeking a protective order or other appropriate remedy, and shall use its reasonable best efforts to protect the confidential and proprietary status of any disclosed Confidential Information.

     i. Each Party agrees that in the event of a breach or threatened breach by either Party, including its agents, directors, or employees, of the provisions of this Agreement, the non-breaching Party may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction against such breach, in addition to any other legal or equitable remedies available to it.

     j. Neither Party may assign its rights or obligations under this Agreement. No modification of this Agreement shall be effective unless in writing and signed by both parties. No waiver of any provision of this Agreement shall be effective unless signed by the waiving Party. This Agreement is the entire agreement between the parties on nondisclosure of confidential information and supersedes all prior representations and agreements between the parties on that subject.

11. RETURN OF INFORMATION AND INTELLECTUAL PROPERTY. Upon termination of this Agreement or upon request, each Party shall deliver all intellectual property, software, schemas, records, notes, data, memoranda, models and equipment of any nature belonging to the other Party to the owner.


(c) Quality Care Solutions, Inc.                                        02/03/99

12. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deem delivered when delivered in person or deposited in the United States mail, postage prepaid and addressed as follows:


     FOR QCSI:                         FOR CLIENT:
     Chief Executive Officer           Chief Executive Officer
     Quality Care Solutions, Inc.      Best Health Care Management Company, Inc.
     5030 E. Sunrise Drive             Penn Treaty Park Place,
     Phoenix, AZ 85044                 1341 N. Delaware Ave., Suite 500
                                       Philadelphia, PA 19125

13. ENTIRE AGREEMENT. This Agreement contains the entire Agreement of the parties and there are no other promises or conditions in any other agreements whether oral or written except as mentioned and provided for in this Agreement.

14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

16. WAVIER OF CONTRACTUAL RIGHT. The failure of either Party to enforce any provision of this Agreement shall not be construed as a wavier or limitation of that Party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement is governed by the laws of Arizona without regard to its rules on conflicts of law, and both parties consent to the venue and jurisdiction of its courts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement which is effective as of the fourth day of February, 1999.

CLIENT:                                        QCSI:
Best Health Care Management Company, Inc.      Quality Care Solutions, Inc.

By:  /s/ Donald J. Balaban, MD                 By:  /s/ Gregory S. Anderson
     -------------------------                      ----------------------

Printed Name: Donald J. Balaban, MD            Printed Name: Gregory S. Anderson

Title:  President & CEO                        Title: President & CEO

                                  EXHIBIT "A"

                  SCOPE OF WORK FOR IMPLEMENTATION ENGAGEMENT


OBJECTIVE OF ENGAGEMENT:
The goal of this engagement is for QCSI and CLIENT staff to configure set-up and implement the QMACS(TM) Software for the use and benefit in the CLIENT's business.

STATEMENT OF UNDERSTANDING:
The Parties agree that the success of this engagement is dependent upon each other providing accurate and factual information to each other timely. The responsibilities and tasks outlined in this exhibit require cooperative effort and are not exclusive to one Party. The Parties agree that time is of essence and agree to use their best efforts to meet deadlines and dates.

The Parties recognize the possibility of differences in interpretation and meaning between the questions included in the QCSI'S questionnaire and CLIENT'S responses thereto as incorporated herein and included in this Exhibit A, if applicable. The Parties therefore agree that in the event of a difference of opinion as to the nature or extent of any function to be performed by any of the QCSI's Applications or QCSI's reasonable interpretation and meaning of a question and/or response in the questionnaire, then the QCSI's interpretation shall prevail.

SCOPE OF WORK TO BE PERFORMED BY QCSI:
The Scope of Work to be performed by under this Agreement is outlined in the following document titled "DataCenter IMPACT"


                               DATACENTER IMPACT
   Implementation Model for Planned Application Configuration and Transition

                       INTRODUCTION TO DATACENTER IMPACT

DataCenter IMPACT is QCSI's Implementation Model for Planned Application Configuration and Transition for DataCenter clients. It was developed to ensure successful implementations of QMACS(TM) for small healthcare organizations. It marries proven techniques for enterprise-wide deployment of technology with tested methodologies appropriate to the unique characteristics of the healthcare industry.

The purpose of DataCenter IMPACT is to orchestrate a smooth transition to the QMACS system and business processes. An ideal DataCenter IMPACT project will be evolutionary from the perspective of the end user, while being revolutionary from the perspective of gained business intelligence and control. However, because of the interdepartmental dependencies inherent in healthcare management and administration, most operational departments in your organization will be effected by QMACS(TM). Managing the changes that effect people and processes for a positive result is the primary objective of DataCenter IMPACT.

QMACS(TM) was selected by your organization because of its unsurpassed functionality and state-of-the-art technology. Once implemented, QMACS(TM) positions you for rapid growth, unparalleled access to business intelligence and protection from technology obsolescence that can compromise competitiveness and quality initiatives. The enterprise-wide benefits of a QMACS(TM)


(c) Quality Care Solutions, Inc.        6                         02/03/99

DataCenter IMPACT project are significant and fully justify the effort, discipline and commitment required by your company's executive management team and the DataCenter IMPACT team.

                           DATACENTER IMPACT PROCESS

There are six (6) phases to DataCenter IMPACT. Each phase requires its own timeline and is dependent upon the successful completion of previous phases. A standard DataCenter IMPACT project requires a minimum of 60 days to complete. Your organization's ability to assist the QCSI DataCenter team and your ability to complete each phase as quickly and accurately as possible will be the primary contributing factors to the ability of the DataCenter IMPACT team to meet its target dates.

DataCenter IMPACT begins the day the QMACS(TM) Software License is executed. It ends when the first check processed by QMACS(TM) is mailed to a provider or member. Longer time lines may be required if product enhancements are required, the conversion effort is challenging, or the information and resources required from your organization are not readily available.

Weekly updates during DataCenter IMPACT are generated for management review to monitor progress and, if necessary, remove potential barriers or extend target dates. This document describes each phase of DataCenter IMPACT with expectations and optimal time requirements.

                         DATACENTER IMPACT PARTNERSHIP

DataCenter IMPACT is successful only when there is cohesive thinking, planning and commitment from the QCSI DataCenter/Client partnership.

This partnership can result in growth and profitability for both organizations and is strengthened by a shared commitment to success. While risk is an inherent factor in any business endeavor or partnership, DataCenter IMPACT's collaborative processes were designed to minimize or eliminate most of the risks associated with a QMACS(TM) implementation are.

DataCenter IMPACT is a proven model. However, its success in your organization is largely dependent on the following:

          -   The commitment and sponsorship of your executive team.

          -   A corporate initiative that encourages creativity and change.

          - The full-time participation and direction of a DataCenter IMPACT project manager.

          -   The expertise and availability of your DataCenter IMPACT team.

          -   The timely completion of required tasks and activities.

From Agreement execution to completed implementation, QCSI DataCenter will support you during the IMPACT project. In fact, QCSI assigns our own cross-functional DataCenter IMPACT team to work with your teams throughout the IMPACT. Experience has taught us that only through this partnership can we mutually benefit and achieve the desired results.

                            DATACENTER IMPACT RISKS

(c) Quality Care Solutions, Inc.                                        02/03/99

The majority of activities that must be completed during your QMACS(TM) implementation are based on proven standards QCSI DataCenter has implemented. Throughout DataCenter IMPACT there will be milestones and decision points. A great deal of work must be completed in a short amount of time. One group of activities is often dependent upon completion of another group of activities. Targeted completion dates can be ambitious. Resources are limited. These characteristics provide unique challenges and are the foundation for risks associated with a DataCenter IMPACT project. Specific elements that would negatively affect your DataCenter IMPACT time lines include the following:

        -    Limited availability of personnel.

        -    Lack of information or incomplete information.

        -    Unrealistic deadlines or unmet deadlines and milestones.

        -    Unrealistic conversion requirements.

        -    Availability of required hardware and software.

        -    Development time for custom EDI, reports or enhanced functionality.

                            DATACENTER IMPACT TEAMS

DataCenter IMPACT requires participation by two (2) cross-functional teams of experts - one each from QCSI and your organization. These teams should be established immediately after your decision to implement QMACS(TM) and empowered to operate throughout the DataCenter IMPACT project. Modifications to the size, skill set or dedication of the recommended teams may result in an unsatisfactory implementation that requires many months of attention before acceptance by your staff is finally achieved. Utilization of predefined packages offered by the DataCenter will expedite the implementation process.

STEERING COMMITTEE
This team functions as the Steering Committee for DataCenter IMPACT. It typically meets on a monthly basis and is 'on call' as required. The Steering Committee is responsible for DataCenter IMPACT strategy development and management. It is charged with organizational molding and change management. This team should be empowered with the ability to make business decisions and effect business processes as required for successful DataCenter IMPACT completion. The team's ability to anticipate and guide DataCenter IMPACT activities, as well as corporate cultural conditioning, will effect the speed with which QMACS(TM) will be integrated in your company.

DataCenter IMPACT Committee includes the following:

Executive Sponsor - Client
DataCenter IMPACT Project Manager - QCSI DataCenter
Chief Financial Officer - Client
Chief Information Officer - QCSI DataCenter
Implementation Executive - QCSI DataCenter
Account Executive - QCSI DataCenter

DATACENTER IMPACT ACTION TEAM
The second team required by DataCenter IMPACT functions as the DataCenter IMPACT Action Team, responsible for all tasks and activities associated with the project. Their full-time

(c) Quality Care Solutions, Inc.                                        02/03/99
involvement throughout DataCenter IMPACT is a requirement. Limitations in availability or dedication during the DataCenter IMPACT process will negatively affect the time required to complete the project as well as the degree to which QMACS(TM) is accepted and assimilated into your organization.

DataCenter IMPACT Action Team includes the following:

      DataCenter IMPACT Project Manager - QCSI DataCenter
      Systems/Network Analyst (Communications, NT) - QCSI DataCenter Data Analyst (EDI, Conversion, Reporting) - QCSI DataCenter/Client Data Analyst (Database Administration) - QCSI DataCenter
      Help Desk Consultant** - QCSI DataCenter/Client
      Payment, Capitation, Financial Analysis Professional - Client Authorization/Utilization Management Professional - Client
      Claims Processing Professionals - QCSI DataCenter/Client
      Member/Benefits Professional - QCSI DataCenter/Client
      Provider/Contracts Professional - QCSI DataCenter/Client
      QCSI DataCenter Implementation Team

Team Leader
Team Members
Technical Services Analyst
Account Manager/Coordinator

**Participates in both Technical and business discussions.

                      QCSI DATACENTER IMPACT PARTICIPANTS

Several members of both QCSI and QCSI DataCenter staff are assigned to your DataCenter IMPACT project. Two (2) QCSI executives participate on your Steering Committee, which include the Director or Manager of DataCenter and your QCSI Account Executive. These executives are experienced healthcare professionals with many years' experience at the executive and management levels of major healthcare plans.

Five (5) QCSI QMACS(TM) experts participate on your DataCenter IMPACT Action Team. Each of these participants individually represents many years' experience and training in a particular discipline. Together, they are an invaluable resource to quickly, correctly and smoothly complete your DataCenter IMPACT project.

DATACENTER/ENGINEERING SERVICES DIRECTOR
The Director or Manager of the DataCenter is responsible for the Implementation Team, which will be a part of both the Steering Committee and the DataCenter IMPACT Action Team. This executive's participation on your Steering Committee solidifies and ensures QCSI commitment and execution of decisions and activities required from the QCSI Implementation consultants.

This QCSI Executive remains actively involved in your account throughout DataCenter IMPACT or during implementation of a new line of business where your organization may require the assistance of an Implementation Team. A primary responsibility of this position is to identify barriers to achieving the Success Criteria established and agreed upon by the Steering Committee as well as ensuring the criteria can be achieved in the time frames identified.

DATACENTER IMPLEMENTATION TEAM
Your QMACS(TM) Implementation Team will participate in the DataCenter IMPACT Action Team. The members of the team are experienced healthcare professionals who have received extensive training and are experienced in the QMACS(TM) system. The Implementation Team Leader is your

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primary contact and will be responsible for all deliverables identified in the
DataCenter IMPACT program. The team conducts the Business Assessment, develops and presents the Assessment and prepares the QMACS(TM) sample configuration design documents and the master DataCenter IMPACT project plan. The Implementation Team remains assigned to your account throughout DataCenter IMPACT.

ACCOUNT EXECUTIVE
Your QCSI Account Executive is responsible for QCSI compliance with our mutual agreement. This executive represents QCSI on your Steering Committee and ensures our adherence and delivery of agreed-upon contractual elements. The Account Executive will remain actively involved in your account throughout the term of the agreement and available at any time during and after DataCenter IMPACT to provide your company with executive level representation.

TECHNICAL ANALYST
A QMACS(TM) Technical Analyst has a role on the DataCenter IMPACT Action Team and is responsible for conducting the Technical Assessment. This professional will develop and present your Technical Assessment and remains available as a technical consultant throughout DataCenter IMPACT.

ACCOUNT MANAGER/COORDINATOR
An Account Manager and Coordinator is assigned to your account upon delivery of the Master Project Plan. While your Implementation Team Leader is your primary consulting contact throughout DataCenter IMPACT, the Account Manager assumes day-to-day responsibility for coordination, scheduling and task management of DataCenter IMPACT activities once a mutually agreed-upon DataCenter IMPACT project plan has been developed. The QCSI Account Manager remains responsible for coordination of day-to-day interaction with QCSI throughout the life of the Agreement.

SUPPORT STAFF
While the above-identified QCSI and QCSI DataCenter staff are assigned to your DataCenter IMPACT project and share responsibility for a successful and timely implementation, a full scope of experts is available throughout the project. These professionals will be called upon at different intervals during DataCenter IMPACT to manage the following:

     - Design and develop custom EDI utilities or unique reports (Engineering Services)

     - Deliver train-the-trainer seminars and communications (Client Communications)

     - Deliver and install the hardware, database and software installations and configurations (Systems and Networks Group)

     - Assist in hardware and software audits (Technical/Systems and Network Services)

     - Troubleshoot problems and answer questions (Application Engineers)

     - Research, specify and evaluate unique functionality that may be beneficial to your organization and QMACS(TM) customer base (Business Analysts)

     - Respond to any activity that is related to the DataCenter IMPACT project that will contribute to its success.

                                TRANSITION PHASE

QCSI has the following responsibilities during the Transition Phase:

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     - Advance your account from the Sales and Marketing focus to the Client
       Services focus. Consistency is maintained by your Account Executive, who remains involved with your organization throughout the life of your Agreement.

     - Send a DataCenter IMPACT Start Up Package to help you with the following:

          - Identify your Steering Committee and Action Team members
          - Identify your QCSI DataCenter IMPACT consultants
          - Assemble the discovery documents
          - Begin drafting your Success Criteria Document

     - Introductory meetings will be conducted with your staff (Steering Committee and IMPACT Action Team) to review the DataCenter IMPACT process and the responsibilities of each partner (QCSI DataCenter and your organization). This is the first opportunity for your IMPACT teams to meet their QCSI DataCenter counterparts.

     - Order the T1 communication line and QMACS(TM) servers according to the specifications as agreed by your company and QCSI.

- The Success Criteria Document is presented and reviewed by the IMPACT Action Team at this meeting. Revisions are made and approved by the Steering Committee if necessary.

CLIENT RESPONSIBILITIES
Your organization has the following responsibilities during the Transition
Phase:

     - Begin to recruit your IMPACT teams and draft the Success Criteria Document upon receipt of the IMPACT Start Up package. The Success Criteria Document must identify measurable goals to be achieved at the Start Up, three-month, six-month and 12-month stages following DataCenter IMPACT.

     -    Participate in the Introductory Meeting.

INTRODUCTORY MEETING
The objective of the first Steering Committee meeting is to formalize and agree upon the Success Criteria. The objective of the first Action Team meeting is to resolve any questions or concerns related to completing the Business Analysis Questionnaire or collecting the required discovery documents.

Presentations will be made by QCSI DataCenter staff at both meetings to describe the DataCenter IMPACT process and QCSI DataCenter policies and procedures for expediting each DataCenter IMPACT activity. It is expected that this meeting will be completed at your facility and will require approximately four hours. All IMPACT team members should have been previously recruited and should be available to participate in these meetings.

The Assessment Meetings are scheduled at this time. Be sure to allow sufficient time for your IMPACT staff to complete all discovery documents and return them to the DataCenter IMPACT team members at least five (5) working days before the Assessment Meeting date.

If you have questions when you receive your package, contact your Implementation Team Leader at the telephone, e-mail or beeper number indicated on the DataCenter IMPACT Contact sheet included in the Start Up package.

DURATION OF TRANSITION PHASE

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This phase begins when your QMACS(TM) Agreement is executed and is completed with the Introductory Meeting. The Transition Phase can be completed three (3) weeks after the license agreement is executed.

DELIVERABLES
QCSI DataCenter     provides DataCenter IMPACT Start Up Package
                    Conduct Introductory Meeting
                    Order T1 line and QMACS(TM) server(s)

CLIENT              Draft Success Criteria Document
                    Participate in the Introductory Meeting



                                DISCOVERY PHASE

The Discovery Phase is completed when the Assessment Meeting is held. It is expected that the Assessment Meeting will be conducted two (2) weeks after the Introductory Meeting is held (five weeks after the license agreement is executed). The objective of this phase is to compile a complete, documented reference base to be used to define, configure and setup your QMACS(TM) system for optimal performance in your business environment. Incomplete or inaccurate information may result in a faulty or failed project.

QCSI DataCenter has the following responsibilities during the Discovery Phase:

Review Discovery Documents
Conduct Assessment Meetings

ASSESSMENT MEETINGS
The Assessment Meetings include a Technical Assessment and a Business Assessment. QCSI DataCenter staff will chair each of these meetings and full participation from the IMPACT Action Team is required. These meetings will be conducted at your facility and will be held after all discovery documents are completed and have been reviewed by your DataCenter IMPACT team members. Be sure that all discovery documents are delivered to your DataCenter team at least five (5) working days before the Assessment meeting.

The TECHNICAL ASSESSMENT MEETING is chaired by the DataCenter Technical Analyst assigned to your IMPACT project. Your assigned DataCenter IMPACT Database Analyst and Systems and Network Analyst will participate.

This meeting should be preceded by a tour of your organization with special emphasis on your workstations. Approximately four (4) hours are required to complete this portion of the discovery process at your facility.

The BUSINESS ASSESSMENT MEETING is chaired by the DataCenter Implementation Team Leader assigned to your DataCenter IMPACT project. Your IMPACT Project Manager and Professionals must participate. This meeting is dependent upon completion of the Business Analysis Questionnaire. If this document is not complete, and has been reviewed by the DataCenter Implementation Team Leader prior to the Business Assessment, this meeting will be rescheduled.

This meeting should be preceded by a tour of your organization with special emphasis on the departments that will be using QMACS(TM). Your DataCenter IMPACT consultants will want to observe the following processes:

Enrollment of a new member
Addition of a provider or contract

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Addition of a new benefit plan
Changes to member, provider, contracts or benefit plan information Issuing and changing authorizations
Processing claims
Generating payments for capitation and fee for service claims
Generating financial reports

Approximately two (2) days are required to complete this portion of the discovery process at your facility.

While the above-noted assessment meetings may be scheduled for different dates, both meetings must be successfully completed prior to development of your DataCenter IMPACT Assessment and QMACS(TM) Design Document.

CLIENT RESPONSIBILITIES
You have the following responsibilities during the Discovery Phase:

Be prepared to provide all discovery documentation and any pertinent information about your business and infrastructure at least five (5) working days prior to the meeting. Key staff from your organization (in addition to your IMPACT team) may be required to assist in process definition or business requirements. Please ensure that this personnel is available during this meeting.

Provide a tour of your operational facilities. This tour should occur prior to this Assessment meeting.

DURATION OF DISCOVERY PHASE
This phase begins when you receive your Start Up package. It is completed when all discovery documents have been provided to your DataCenter IMPACT consultants (approximately two (2) weeks after completion of your Introductory Meeting) and the Assessment Meetings have been completed at your site (approximately five (5) working days after the DataCenter receives your discovery documents). However, since the majority of the discovery effort is dependent upon the ability of your IMPACT team to collect and document the information, additional time may be required.

DELIVERABLES
QCSI DataCenter     Review of Discovery Documents
                    Completion of Assessment Meeting

CLIENT Delivery of all Discovery Documents to DataCenter Tour of operational facility
                    Participation in Introductory and Assessment Meetings Approve Success Criteria Document

                          ASSESSMENT AND DESIGN PHASE

QCSI DataCenter has the following responsibilities during the Assessment and Design Phase:

DataCenter IMPACT consultants will draft the Assessment document describing your business infrastructure as it currently exists and as it will be structured using QMACS(TM) and the DataCenter. These documents will identify where changes in equipment, processes or staff are necessary.

The DataCenter will also develop a companion Design and Configuration Document, which describes your QMACS(TM) system. This design/configuration represents the optimal approach for using QMACS(TM) in your business based on:

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The knowledge gained during the Discovery phase
Your Success Criteria document
The functionality of the QMACS(TM) system
The considerable experience of the DataCenter and QCSI(c)QCSI staff (to include product designers and engineers where necessary).

During the presentation of these documents your Implementation Team will provide a "Working System" demonstration of the QMACS(TM) system, configured as well as defined by the Design/Configuration document. This demonstration dataset will be used during later phases of your IMPACT project for customized training and validation.

Client Responsibilities
You have the following responsibilities during the Assessment and Design Phase:

Your IMPACT team will develop a Validation Checklist identifying the tasks that the fully implemented QMACS(TM) system will be able to demonstrate. Special attention should be paid to WHAT task should be completed (i.e. 'issue an authorization within 3 minutes') instead of HOW the task should be completed (i.e. 'a single data entry screen will be used throughout the new authorization process'). Additionally, IMPACT participants should be sure to include tasks that demonstrate completion of the Success Criteria.

The Validation Checklist should be provided to your QCSI Implementation Team at least five (5) working days prior to the presentation of your individualized Assessment and QMACS(TM) Design Documents.

During this phase your IMPACT team will be collecting all data to be configured and loaded into your QMACS(TM) system according to the checklist and worksheets provided by your DataCenter IMPACT team members.

Duration of Assessment/Design Phase

The Assessment and Design Phase begins with the completion of the Assessment meeting. Completion of the Assessment and Design/Configuration documents requires a minimum of 10 working days after the completion of the Assessment Meeting. In addition, the DataCenter must receive the Validation Document no later than five (5) working days prior to the Assessment Review meeting. This phase is completed when the Assessment and Design/Configuration documents are verified by the DataCenter against your Validation Document and presented to your IMPACT team at an Assessment Review meeting conducted at your facility.

Deliverables
QCSI DataCenter Assessment Documents (Technical and Business Assessments); QMACS(TM) Design/Configuration Document;
QMACS(TM) 'Working System' Demonstration;
     Conduct Assessment Review Meeting

CLIENT Approved Success Criteria Document
     Develop Validation Checklist
     Participate in Assessment Review Meeting
     Assemble all data to be loaded into the QMACS(TM) system
     Approve Assessment/Configuration Document

PLANNING AND PREPARATION PHASE

     This phase begins upon your acceptance of the Assessment/Configuration Document and is completed when all necessary data for QMACS(TM) loading is complete. This process typically

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requires two (2) weeks but depends in large part on the availability of information/data within your organization.

DATACENTER RESPONSIBILITIES
QCSI DataCenter has the following responsibilities during the Planning and Preparation Phase:

The Master Project Plan will be reviewed upon approval of the Assessment, Design/Configuration, Validation and Success Criteria Documents. The Master Project Plan will be adjusted, if needed, to ensure timelines are met on mutually agreed-upon dates.

Upon acceptance of the Master Project Plan by both the DataCenter and your IMPACT team, the overall management of the IMPACT project passes to the DataCenter Project Manager. Your QCSI Account Manager is introduced to the IMPACT team for day-to-day coordination of project activities for which the DataCenter is responsible or is a participant.

Development of custom EDI processes and reports will begin during this phase. These customized executables require a minimum of 90 days to design and develop before they will be available for testing. Development can be delayed if information provided is incomplete or inaccurate. Response to questions regarding these processes should be expedited. Contact your Account Manager for information or status of EDI development.

During this phase we will provide training for your IMPACT team members at QCSI's Phoenix Training Center.

Your T1 line and QMACS(TM) server(s) will be installed.

CLIENT RESPONSIBILITIES
You have the following responsibilities during the Planning and Preparation
Phase:

The IMPACT team is scheduled for "QMACS(TM) Complete" and 'Train-the-Trainer' training classes at QCSI's Phoenix Training Facility.

The IMPACT team completes the collection and organization of data for QMACS(TM) loading using the worksheets provided. Your Account Manager can verify training schedules and requirements.

DURATION OF PLANNING AND PREPARATION PHASE
This phase begins upon acceptance of the Assessment/Configuration Document. It includes the development, presentation and acceptance of the IMPACT Master Project Plan. This phase is completed when training, equipment installation and data collection/organization is concluded. This process typically requires a minimum of eight (8) working days.

DELIVERABLES
QCSI DataCenter     IMPACT Master Project Plan
                    QMACS(TM) Complete and Train the Trainer Training
                    Install T1 line and QMACS(TM) Server(s)
Verification of delivery and installation of hardware and software required to operate the QMACS(TM) system according to your agreement with QCSI

CLIENT              Acceptance of IMPACT Master Project Plan
                    Complete Service Project Requests for EDI and Reports Scheduling and Completion of QMACS(TM) Complete and Train-the-Trainer training Develop customized training materials using Trainer Curriculum provided at QCSI Train-the-Trainer class
Completion of data collection and organization

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                         INSTALLATION AND SET UP PHASE

DataCenter has the following responsibilities during the Installation and Set Up Phase:

To coordinate and complete:

Validation of your QMACS(TM) server(s)
Building of your production and test databases on your QMACS(TM) database server
Installation of QMACS(TM) software on your server
Installation of Terminal Server Client on your QMACS(TM) and report server Deliver client-specific training based on QMACS(TM) configuration
Perform the data load

CLIENT RESPONSIBILITIES
You have the following responsibilities during the Installation and Set Up
Phase:

Your IMPACT team will participate in customized training based on your QMACS(TM) design by a member of your DataCenter Implementation Team. This training will be conducted at your site. All training and validation will be conducted using the QMACS(TM) test database.

DURATION OF INSTALLATION AND SET UP PHASE
This phase begins with the installation of your hardware and QMACS(TM) database and software. It's complete when your DataCenter IMPACT team has loaded all setup data. Depending on the amount of data to be loaded, and with proper planning and preparation, the process can be completed in approximately 17 working days.

DELIVERABLES
QCSI DataCenter
     Install QMACS(TM) test and production databases and QMACS(TM) server software
     Install QMACS(TM) required hardware and software
     Conduct business specific training workshops
     Provide QMACS(TM) set up, depending on the agreement between your company and QCSI
     CLIENT Complete customized training

                                VALIDATION PHASE

DATA CENTER RESPONSIBILITIES
QCSI Data Center has the following responsibilities during the Validation Phase:

Testing of your eligibility EDI and Check.dll using your QMACS(TM) test database will occur in this phase. While a QCSI technical consultant may be available on-site during this test, it's typical for your IMPACT staff to execute the check process with remote, telephone support from your QCSI Account Manager.

Execution of the Validation Checklist. Outcome of the validation process is forwarded to the Client for review and discussion.

CLIENT RESPONSIBILITIES
You have the following responsibilities during the Validation Phase:

Test your Check.dll using your QMACS(TM) test database.

Execution of the Validation Checklist by your IMPACT team using the QMACS(TM) test database. Where necessary and appropriate, modifications are made to the set up and configuration. Both

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the test and production databases will be modified, as will be the QMACS(TM)
design/configuration document

          DURATION OF VALIDATION PHASE
This phase begins when all QMACS(TM) setup has been completed in the production database and is complete when the Validation Checklist has been reviewed. Upon completion of the Validation Checklist the QMACS(TM) system and configuration are considered accepted by your organization.

DELIVERABLES
QCSI DataCenter     Eligibility EDI and Check.dll
                    Execution of Validation Checklist
                    Results of Validation forwarded to Client for review

CLIENT              Check stock for testing Check.dll
                    Member/Eligibility file according to EDI specifications Execution and completion of Validation Checklist

                                MIGRATION PHASE

This phase requires approximately eight (8) days to complete and begins with the entry of the first claim to be processed by the QMACS(TM) system. It concludes when the first check generated from QMACS(TM) is mailed to a provider or member.

The completion of this phase constitutes finalization of 'go live' requirements--the ability to process and pay claims with QMACS(TM). It should be noted that an additional three to four months is typically required to fine-tune your QMACS(TM) configuration and for your staff to complete their initial training. During this time you should be prepared for some resistance to change from your operational staff and for minor adjustments to be made to both the software and your processes. Support from the Steering Committee and executive management is essential during, and immediately after, the Migration Phase.

QCSI DataCenter has the following responsibilities during the Migration Phase:

Your DataCenter IMPACT team (Implementation Team) remains responsible for on-site support throughout the Migration Phase. They will arrange to be on-site at least one day each week during this phase and will be available when you complete your first check run. Celebration luncheons are typically scheduled at both your site and at QCSI by your DataCenter team when this phase is completed.

Post-DataCenter IMPACT support is provided by your Account Manager and a Maintenance Team, who can be requested for on-site assistance, troubleshooting and fine-tuning. Your Account Executive remains an active participant and management resource through the critical, post-migration acceptance phase.

The DataCenter will schedule and conduct a 90-day, post-live audit at the completion of the Migration Phase.

CLIENT RESPONSIBILITIES
You have the following responsibilities during the Migration Phase:

During this phase both the Steering Committee and Action Team must be actively involved and supportive of operational usage and acceptance of QMACS(TM) in your Organization. Every effort must be made to anticipate and avoid resistance to necessary process and procedural changes in business operation.

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Experience has shown that despite an exceptionally smooth DataCenter IMPACT project, where every consideration has been made for current business needs and staff acceptance, resistance from operational staff will occur. Problems and failure to achieve production goals during this period are almost always directly related to user resistance rather than configuration or software functionality.

Some clients have found that incorporation 'Change Management' workshops for their operational and managerial staff during the Migration Phase significantly collapses the acceptance period. Financial and/or 'time off' incentives for achievement of measurable production goals are also useful in facilitating acceptance and reducing resistance.

DURATION OF VALIDATION PHASE
As noted above, the Migration Phase begins with the entry of the first claim into the QMACS(TM) system and concludes with the generation of the first check to be mailed to a provider or member. The period of time required to secure user acceptance, however, will extend 3-4 months beyond finalization of the Migration Phase and typically requires fine tuning of your QMACS(TM) configuration and business processes as well as close management attention and support.

DELIVERABLES
QCSI DataCenter     Weekly on-site assistance
                    Celebration luncheon at your site and QCSI
                    Schedule 90-day, post-live audit

CLIENT              Attention to user resistance
                    Management support of change
                    Willingness to fine tine configuration and processes

NOTE: Changes to above after sign off may result in financial impact and delays in implementation.


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